Exhibit 99.1

FOR IMMEDIATE RELEASE

July 22, 2020	NYSE American – REI

RING ENERGY, INC. RELEASES SECOND QUARTER 2020 OPERATIONS UPDATE

Midland, TX. July 22, 2020 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the second quarter of 2020. On March 9, 2020, management stated in a release that the Company had ceased all drilling activity due to the drop in commodity prices. On the Company’s 1st quarter 2020 conference call, management reconfirmed that decision due to the continued volatility in the marketplace and the large differential in pricing between the NYSE WTI spot price and the actual price received (“wellhead price”). In addition, starting the last week of April, essentially all production, other than that associated with Ring’s Delaware Basin property, was curtailed. The curtailments continued until early June, when, with commodity prices improving and price differentials decreasing, the Company began to ramp up production, returning to near April levels by the end of the quarter. In the first two weeks of July, the Company has seen production approaching 9,000 net Barrels of Oil Equivalent Per Day (“BOEPD”) and anticipates on-going improvement.

The Company did perform four conversions from electrical submersible pumps (“ESP”) to rod pumps (2 Northwest Shelf (“NWS”) / 2 Central Basin Platform (“CBP”)) in the second quarter 2020.

In the six months ended June 30, 2020, the Company has drilled four new horizontal wells on its NWS asset. In addition, the Company performed 13 conversions from ESP to rod pumps (6 NWS / 7 CBP).

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “As we move forward with our rod conversion program, we continue to be encouraged by the lowering of our failure rates and overall expenses. Overall run times across the fields have increased dramatically. In addition, the lower costs to work on the rod pumped wells is leading to greatly reduced capital needs. We currently estimate our capital expenditure budget (“CAPEX”) for 2020 to be approximately $25 - $27 million.”

As a result, net estimated production for the second quarter of 2020 was approximately 495,000 Barrel of Oil Equivalents (“BOE”), or an average of 5,500 BOEPD. June 2020 average net production was approximately 6,968 BOEPD. For the six months ended June 30, 2020, net estimated production was approximately 1,486,000 BOEs, as compared to net production of 1,545,130 BOEs for the six months ended June 30, 2019.

The estimated price received for oil was $24.98 per barrel and the estimated price received for natural gas was $0.53 per mcf in the second quarter 2020. This resulted in an estimated received price of $22.02 per BOE. The June 2020 price differential the Company experienced from NYMEX WTI pricing has improved to approximately $2.00. These received commodity prices only relate to the actual production sales in the second quarter and do not reflect any realized gain on derivatives (“hedges”).

Kelly Hoffman, Ring’s Chief Executive Officer, stated “The 2nd quarter was one of extreme volatility and uncertainty. The commodity hedges we have in place for 2020 afforded us the flexibility to curtail essentially all of our production, except that associated with our Delaware asset, from the end of April to early June. As commodity prices improved, we began ramping production back up at the end of the 2nd quarter, continuing into early 3rd quarter, and are now seeing our average daily production return to pre-curtailment levels. In the absence of any new drilling and the shutting-in and curtailment of essentially all the Company’s production, our six month 2020 estimated production was less than 4% below 2019 six month production. Assuming no additional drilling or curtailments in 2020, we estimate our 2020 annual production to decrease approximately 20% compared to 2019. We recently completed the spring redetermination of our senior credit facility. The immediate borrowing base was reduced from $425 million to $375 million. We have reduced our outstanding balance from $388 million to $375 million. The sale of our Delaware property is proceeding and we anticipate closing the transaction no later than the first week of August. The proceeds of the sale, along with the continued generation of positive cash flow, will be used to further reduce the outstanding balance on our senior credit facility. These have been extremely trying times for everyone and our staff has done an exceptional job during this turbulent period. We remain cautious but optimistic that the Company can restart its drilling and development program in early 2021. If improved commodity pricing continues through the 2nd half of 2020, and we realize a sustainable received price per BOE in the low to mid $40’s, we could drill 18-20 new horizontal wells in 2021, all drilled and completed within existing cash flow. Our goals have not changed - 1) Remain cash flow positive. We have been cash flow positive for three consecutive quarters (4th quarter 2019 through 2nd quarter 2020) and anticipate that continuing; 2) Maintain low operating costs. Our staff has done a tremendous job of working with our suppliers and vendors, lowering costs wherever possible and improving efficiencies, and 3) Strive to show gains in our annual production while reducing our debt. We look forward to resuming our drilling and development program. The results and returns on the new horizontal wells we have drilled speak for themselves. We are confident in our ability, with 18-20 new wells, of not only showing increased annual production in 2021, but in improving our balance sheet. We will be monitoring this closely and will update everyone when we feel that prices have stabilized enough to begin our drilling program.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended March 31, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447